NEWS

Contact:        George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

MAY BRINGS RECORD SALES FOR FORD FOCUS, FUSION

•	Ford’s redesigned Focus posted record May sales of 32,579, up 53 percent versus a year ago; retail sales to individual customers more than doubled (up 105 percent).

•	Ford Fusion May sales (18,088) were the highest for any month, up 27 percent versus a year ago.

•	Ford, Lincoln and Mercury car sales were 4 percent higher, with retail sales up 20 percent.

•	Ford, Lincoln and Mercury sales totaled 206,000, down 16 percent, reflecting lower daily rental (down 30 percent), truck and van (down 29 percent) and SUV (down 44 percent) sales.

•	Total Ford Motor Company sales (including Jaguar, Land Rover, and Volvo) totaled 217,998, also down 16 percent.

•	Ford confirms second and third quarter North American production plans.

DEARBORN, Mich., June 3, 2008 – For the second time in its nine-year history, Ford Focus sales eclipsed the 30,000-unit milestone in May.

Focus sales totaled 32,579, up 53 percent compared with a year ago.  Retail sales to individual customers more than doubled (up 105 percent).  The first time was October 2001, when industry sales soared in response to zero-percent financing.

“Our dealers are selling the Focus at unprecedented turn rates,” said Jim Farley, Ford group vice president, Marketing and Communications.  “In fact, Focus’ retail sales were 91 percent of beginning inventory, which puts it in the same league as the industry’s best-selling small cars.  This is a strong statement about customer demand for Ford’s newest small car.”

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Ford is moving to increase Focus availability.  In early April, Ford announced plans to produce 245,000 Focus units in 2008, approximately 30% more than in 2007.  Ford now is targeting to produce 280,000 Focus units in 2009.

Ford Fusion sales were the highest for any month ever (18,088) and up 27 percent from a year ago, including a 30 percent increase to retail customers.  The Mercury Sable and Milan also posted higher retail sales.

“Our products and our dealers are getting us back in the car business,” Farley said.  ”Our small and mid-size cars are outperforming the industry, and we’re only just beginning.”

Late this year, a redesigned Fusion, Milan and MKZ will go into production.  Additionally, Fusion and Milan will be offered in new hybrid versions.

Last week, Ford announced its global B-car, the Ford Fiesta, will be produced in North America in early 2010.  Two Fiesta models will be offered – a sedan and a hatchback – helping feed customers’ growing demand for small cars.

In all, Ford, Lincoln and Mercury car sales to retail customers were up 20 percent.  Total car sales, including sales to fleet customers, were up 4 percent in May.

In May, crossover sales were lower than a year ago but remained at high levels as sales for the Ford Escape and Edge, Mercury Mariner and Lincoln MKX were among the highest recorded.  During the past two years, sales growth for the company’s crossovers has outpaced the industry.

The company’s gains in the small and mid-size car market are helping to mitigate sharp declines among traditional SUVs (down 44 percent) and trucks and vans (down 29 percent) as well as lower sales to daily rental companies (down 30 percent).

Ford, Lincoln and Mercury sales totaled 206,000, down 16 percent.

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Total Ford Motor Company sales, including Jaguar, Land Rover, and Volvo, were 217,998, also down 16 percent.

North American Production
Today, the company is confirming the production plans it announced May 22.  The second-quarter production plan is 690,000 units.  The third-quarter plan is 525,000 units, in the middle of the range the company announced May 22.  The fourth quarter production plan continues to be in the range of 590,000 to 630,000 units.

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 228,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

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